Exhibit 10.5
2009-1 AMENDMENT
TO THE
STEELCASE INC.
INCENTIVE COMPENSATION PLAN
Amended and Restated as of February 24, 2007
          This 2009-1 Amendment to the STEELCASE INC. INCENTIVE COMPENSATION PLAN (the “Plan”) is adopted by Steelcase Inc. (the “Company”). The amendment is effective as of October 1, 2008.
          Pursuant to Section 18.1 of the Plan, the Company amends the Plan as follows:
A.
          Articles 9 and 10 are amended and replaced in their entirety with the following:
ARTICLE 9. Performance Units, Performance Shares, and Cash-Based Awards
     9.1 Grant of Performance Units/Shares and Cash-Based Awards. Subject to the terms of the Plan, Performance Units, Performance Shares and/or Cash-Based Awards may be granted at any time or from time to time, as shall be determined by the Board; provided, however, that Performance Units, Performance Shares and/or Cash-Based Awards designed to qualify for the Performance-Based Exception shall be granted only by the Committee.
     9.2 Award Agreement. Each Performance Unit, Performance Share and/or Cash-Based Awards grant shall be evidenced by an Award Agreement that shall specify the Performance Period(s) and such other provisions as the Board shall determine.
     9.3 Value of Performance Units/Shares and Cash-Based Awards. Each Performance Unit shall have an initial value that is established by the Board at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as may be determined by the Board. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares and Cash-Based Award that will be paid out to the Participant. The performance goals with respect to Awards designed to qualify for the Performance-Based Exception shall be established in writing by the Committee prior to the earlier of (a) ninety (90) days after the commencement of the Performance Period or (b) the date on which 25% of the Performance Period will elapse, provided, that in either case, achievement of the performance goals is substantially uncertain on such date.
     9.4 Earning of Performance Units/Shares and Cash-Based Awards. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares and Cash-Based Awards shall be entitled to receive payment with respect to the number and value of Performance Units/Shares and of Cash-Based Awards earned by the

Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.
     9.5 Form and Timing of Payment of Performance Units/Shares and Cash-Based Awards. Payment of earned Performance Units/Shares and Cash-Based Awards shall be made in lump-sum payments at such time or times designated by the Board following the close of the applicable Performance Period, but in no event later than 2 1/2 months following the end of the calendar year in which the Performance Period closes. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Units/Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares and Cash-Based Awards at the close of the applicable Performance Period plus or minus any investment return from the close of the Performance Period to the date of payment as determined by the Board in its discretion; provided, however, that payment shall not be made with respect to Awards designed to qualify for the Performance-Based Exception prior to the Committee’s certification, in writing, that the performance goals relating to such Awards have been satisfied. Such Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form and timing of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
     At the discretion of the Board and subject to the requirements of Section 409A of the Code, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as those that apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.5 herein). In addition, Participants may, at the discretion of the Board, be entitled to exercise their voting rights with respect to such Shares.
ARTICLE 10. Phantom Shares
     10.1 Grant of Phantom Shares. Subject to the terms of the Plan, Phantom Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board; provided, however, that Phantom Shares designed to qualify for the Performance-Based Exception shall be granted only by the Committee.
     10.2 Award Agreement. Each Phantom Share grant shall be evidenced by an Award Agreement that shall specify the terms and conditions of such Award and such other provisions as the Board shall determine
     10.3 Value of Phantom Shares. Each Phantom Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Board shall establish the terms and conditions of such Award, including any vesting provisions and performance goals. The performance goals with respect to Awards designed to qualify for the Performance-Based Exception shall be established in writing by the Committee prior to the earlier of (a) ninety (90) days after the commencement of the Performance Period or (b) the date on which 25% of the

Performance Period will elapse, provided, that in either case, achievement of the performance goals is substantially uncertain on such date.
     10.4 Earning of Phantom Shares. Subject to the terms of this Plan, the holder of any vested Phantom Shares shall be entitled to receive payout on the number and value of Phantom Shares earned by the Participant over the Performance Period, to be determined by the extent to which the corresponding performance goals have been achieved.
     10.5 Form and Timing of Payment of Phantom Shares. Payment of earned Phantom Shares shall be made in a single lump sum at such time as designated by the Board, but in no event later than 2 1/2 months following the end of the calendar year in which the Phantom Shares vest. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Phantom Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Phantom Shares at such time as designated by the Board; provided, however, that payment shall not be made with respect to Awards designed to qualify for the Performance-Based Exception prior to the Committee’s certification, in writing, that the performance goals relating to such Awards have been satisfied. Such Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
At the discretion of the Board and subject to the requirements of Section 409A of the Code, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Phantom Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as those that apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.5 herein).
B.
          Article 16 is amended and replaced in its entirety with the following:
ARTICLE 16. Change in Control
     16.1 Treatment of Outstanding Awards.
(a)	Vesting on Change in Control. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:
(i)	Any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;

(ii)	Any restriction periods and restrictions imposed on Restricted Shares which are not performance-based shall lapse;

(iii)	The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, Performance Units, Performance Shares, and Cash-Based Awards and Share-Based Awards shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control. The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control a pro rata number of shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period which has elapsed prior to the Change in Control. Awards denominated in cash shall be paid pro rata to participants in cash within thirty (30) days following the effective date of the Change in Control, with the proration determined as a function of the length of time within the Performance Period which has elapsed prior to the Change in Control, and based on an assumed achievement of all relevant targeted performance goals; and

(iv)	Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code, and if the Company determines any Award constitutes deferred compensation subject to Section 409A of the Code, then the vesting of such Award shall be accelerated as of the effective date of the Change in Control in accordance with clauses (i), (ii) and (iii) above, but the Company shall pay such Award on its original payment date, but in no event more than 90 days following the original payment date.
(b)	Cashout of Awards. Notwithstanding any other provision of the Plan, in the event of a Change in Control in which the consideration paid to the holders of Shares is solely cash, the Board may, in its discretion, provide that each Award shall, upon the occurrence of a Change in Control, be cancelled in exchange for a payment in an amount equal to (i) the excess of the consideration paid per Share in the Change in Control over the exercise or purchase price (if any) per Share subject to the Award multiplied by (ii) the number of Shares granted under the Award.
     16.2 Termination, Amendment, and Modifications of Change in Control Provisions. Notwithstanding any other provision of this Plan (but subject to the limitations of Section 18.3 hereof) or any Award Agreement provision, the provisions of this Article 16 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Board may terminate, amend, or modify this Article 16 at any time and from time to time prior to the date of a Change in Control.
C.
          Article 23 is amended and replaced in its entirety with the following:
Article 23. Legal Construction
     23.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
     23.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     23.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     23.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions or Rule 16b–3 or its successors under the 1934 Act. To the extent any provision of the plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.
     23.5 Section 409A. The intent of the parties is that payments and benefits under this Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

     23.6 Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Michigan.
D.
          In all other respects, the Plan remains unchanged.
          IN WITNESS OF WHICH, the Company executes this 2009-1 Amendment to the Plan.

STEELCASE INC.

Dated:	October 3, 2008	By:	/s/ Nancy W. Hickey
Nancy W. Hickey
		Its:	Senior Vice President
Chief Administrative Officer